Exhibit 99.1

The Michaels Companies Reports Record Third Quarter Sales and Earnings per Share

  Total net sales increased 1.1%
  Comparable store sales increased 1.0%, including the negative impact of approximately 80 basis points related to lost sales from hurricanes
  Operating income of $153.9 million
  Diluted EPS of $0.44, including the negative impact of approximately $0.01 related to hurricanes

IRVING, Texas--(BUSINESS WIRE)--November 30, 2017--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the third quarter ended October 28, 2017.

“We are pleased we delivered third quarter operating income in-line with our guidance and diluted EPS above our guidance. We are seeing nice momentum in our business, excluding the disruption from the hurricanes, and we are encouraged by the customer’s response to the improvements we have made, both in-stores and online, to make it easier for customers to MAKE,” said Chuck Rubin, Chairman and Chief Executive Officer. “As we turn to the fourth quarter, we believe our holiday assortment is bigger and better than ever, and our teams are ready to serve customers, both in stores and online. We are pleased with the start to the quarter, although we recognize the heart of the season still lies ahead. We are excited about our plans, and we are confident the investments we’ve made to create an easier, more integrated omnichannel experience will drive continued momentum and deliver stronger financial results.”

Third Quarter Highlights

  Net sales increased 1.1% to $1,240.2 million, from $1,227.2 million in the third quarter of fiscal 2016, inclusive of an estimated $10 million in lost sales related to Hurricanes Harvey and Irma. The increase in net sales was primarily a result of a 1.0% increase in comparable store sales (0.5% on a constant currency basis), and sales from the operation of 16 new Michaels stores (net of closures) in fiscal 2017. As expected, this increase was partially offset by lower wholesale revenues.
  Gross profit increased 3.8% to $484.1 million, from $466.6 million in the third quarter of fiscal 2016. As a percentage of net sales, gross profit increased 100 basis points to 39.0% compared to 38.0% in the third quarter of fiscal 2016. The increase, as a percentage of net sales, was due to higher merchandise margin resulting from our ongoing sourcing initiatives, the timing of distribution-related costs and the comparison against $0.7 million of net non-recurring, inventory-related purchase accounting adjustments recorded in the third quarter of fiscal 2016 related to the acquisition of Lamrite West. These benefits were partially offset by higher inventory shrinkage.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 3.1% to $330.3 million, or 26.6% of sales, from $320.3 million, or 26.1% of sales, in the third quarter of fiscal 2016. The increase in SG&A was primarily due to an increase in incentive-based compensation, marketing expenses and healthcare expenses. The increase was partially offset by a comparison against $1.6 million of net non-recurring integration expenses recorded in the third quarter of fiscal 2016 related to the acquisition of Lamrite West.
  Operating income increased 5.1% to $153.9 million, or 12.4% of sales, compared to $146.3 million, or 11.9% of sales, in the third quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income for the third quarter of fiscal 2016 was $148.6 million.
  Interest expense increased $1.3 million to $32.8 million, from $31.5 million in the third quarter of fiscal 2016 primarily due to higher interest rates on the Company’s variable rate asset-based revolving credit facility and term loan credit facility.
  The effective tax rate was 34.3% for the third quarter of fiscal 2017, compared to 29.0% for the third quarter of fiscal 2016. The higher effective tax rate was primarily due to certain federal tax credits recognized in the third quarter of fiscal 2016 and an increase in state taxes, partially offset by benefits realized from the Company’s direct sourcing initiatives.
  Net income increased 4.3% to $79.8 million, compared to $76.5 million in the third quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishment of debt and refinancing costs, less related tax adjustments, adjusted net income for the third quarter of fiscal 2016 was $82.1 million.
  Diluted earnings per share increased 18.9% to $0.44, from $0.37 in the third quarter of fiscal 2016. Diluted weighted-average common shares outstanding for the quarter were 182.0 million compared with 205.3 million in the third quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishment of debt and refinancing costs, less related tax adjustments, adjusted diluted earnings per share in the third quarter of fiscal 2016 was $0.40.
  During the third quarter of fiscal 2017, the Company opened eight new Michaels stores and one new Pat Catan’s store. The Company also closed one Michaels store and three Aaron Brothers stores during the quarter. In the third quarter of fiscal 2016, the Company opened 14 new Michaels stores and closed two Michaels stores. At the end of the third quarter, the Company operated 1,237 Michaels stores, 98 Aaron Brothers stores, and 36 Pat Catan’s stores.
  The Company ended the third quarter of fiscal 2017 with $176.8 million in cash, $2.9 billion in total debt and $675.7 million in availability under its asset-based revolving credit facility.
  Total merchandise inventory at the end of the third quarter was $1,404.2 million compared to $1,394.1 million in the third quarter of fiscal 2016. Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, decreased 1.2% to $1,028,000, compared to $1,040,000 at the end of the third quarter of fiscal 2016.
  During the quarter, the Company purchased 2.4 million shares, or $48.6 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $350.0 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Fourth Quarter and Fiscal Year 2017 Outlook:

For fiscal 2017, a 53-week year, the Company expects:

  total net sales growth of 2.9% to 3.2%, or 2.7% to 3.0% on a constant currency basis, including the impact of the 53rd week, which is planned to be approximately $80 million;
  comparable store sales to increase 0.6% to 0.9%, or 0.4% to 0.7% on a constant currency basis;
  to open 18 new stores, including 17 new Michaels stores and one new Pat Catan’s store; relocate 12 Michaels stores; and close 17 stores, including 15 Aaron Brothers stores and two Michaels stores;
  operating income to be in the range of $735 million to $745 million;
  interest expense to be approximately $130 million;
  the effective tax rate to be between 34% and 35%;
  diluted earnings per common share to be between $2.13 and $2.16, based on diluted weighted average common shares of approximately 186 million; and
  capital expenditures to be approximately $120 million.

The outlook for fiscal 2017 includes approximately $0.01 of favorable earnings per share impact related to 2.4 million shares repurchased in the third quarter of fiscal 2017 and approximately $0.01 of favorable earnings per share impact related to a stronger Canadian Dollar. The Company now expects the Canadian exchange rate will average $1.29 for the full year.

For the fourth quarter of fiscal 2017, the Company expects:

  comparable store sales to increase 1.5% to 2.5%, or 1.0% to 2.0% on a constant currency basis;
  to open one new Michaels store and close four Aaron Brothers stores;
  operating income to be between $354 million and $364 million;
  interest expense to be approximately $35 million;
  the effective tax rate to be between 34% and 35%; and
  diluted earnings per common share to be between $1.15 and $1.18, based on diluted weighted average common shares of 182 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 30, 2017, at 8:00 a.m. Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10113759. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until December 14, 2017, by dialing (877) 344-7529 or (412) 317-0088, access code 10113759.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West (“Adjusted operating income”); net income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West and losses on early extinguishment of debt and refinancing costs, less related tax adjustments, (“Adjusted net income”); and diluted earnings per share excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West and losses on early extinguishment of debt and refinancing costs, less related tax adjustments (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2017 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2016 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," “forecast,” "future," “guidance,” “imply,” "intend," "may," “outlook,” "plan," "potential," "predict," "project," and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

A Fortune 500® Company, The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators.

As of October 28, 2017, the Company owned and operated 1,371 stores in 49 states and Canada under the brands Michaels, Aaron Brothers and Pat Catan’s. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, Imagin8®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$1,240,196	$1,227,206	$3,471,352	$3,446,438
Cost of sales and occupancy expense	756,088	760,598	2,117,100	2,124,383
Gross profit	484,108	466,608	1,354,252	1,322,055
Selling, general and administrative	329,298	318,580	970,561	939,093
Store pre-opening costs	952	1,704	2,592	4,238
Operating income	153,858	146,324	381,099	378,724
Interest expense	32,818	31,538	94,305	95,711
Losses on early extinguishments of debt and refinancing costs	—	6,887	—	7,292
Other (income) expense, net	(360)	259	950	188
Income before income taxes	121,400	107,640	285,844	275,533
Income taxes	41,640	31,181	98,314	92,692
Net income	$79,760	$76,459	$187,530	$182,841

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(4,418)	(3,650)	4,254	5,800
Comprehensive income	$75,342	$72,809	$191,784	$188,641

Earnings per common share:
Basic	$0.44	$0.37	$1.01	$0.88
Diluted	$0.44	$0.37	$1.00	$0.88
Weighted-average common shares outstanding:
Basic	180,710	203,864	185,521	205,580
Diluted	181,987	205,313	186,775	207,293

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	61.0	62.0	61.0	61.6
Gross profit	39.0	38.0	39.0	38.4
Selling, general and administrative	26.6	26.0	28.0	27.2
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	12.4	11.9	11.0	11.0
Interest expense	2.6	2.6	2.7	2.8
Losses on early extinguishments of debt and refinancing costs	—	0.6	—	0.2
Other (income) expense, net	(0.0)	0.0	0.0	0.0
Income before income taxes	9.8	8.8	8.2	8.0
Income taxes	3.4	2.5	2.8	2.7
Net income	6.4%	6.2%	5.4%	5.3%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	October 28,	January 28,	October 29,
(in thousands, except per share data)	2017	2017	2016
ASSETS
Current Assets:
Cash and equivalents	$176,771	$298,813	$149,970
Merchandise inventories	1,404,206	1,127,777	1,394,092
Prepaid expenses and other	95,993	87,175	93,691
Accounts receivable, net	30,936	23,215	36,927
Income taxes receivable	5,792	5,825	26,757
Total current assets	1,713,698	1,542,805	1,701,437
Property and equipment, at cost	1,545,004	1,488,136	1,759,229
Less accumulated depreciation and amortization	(1,143,112)	(1,074,972)	(1,347,027)
Property and equipment, net	401,892	413,164	412,202
Goodwill	119,074	119,074	119,074
Other intangible assets, net	22,253	23,702	24,457
Deferred income taxes	36,946	36,834	30,293
Other assets	12,233	12,061	12,016
Total assets	$2,306,096	$2,147,640	$2,299,479

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$674,222	$517,268	$714,198
Accrued liabilities and other	400,138	397,497	386,280
Current portion of long-term debt	140,125	31,125	24,900
Income taxes payable	16,673	78,334	—
Total current liabilities	1,231,158	1,024,224	1,125,378
Long-term debt	2,707,120	2,723,187	2,734,758
Other liabilities	100,656	98,655	98,866
Total liabilities	4,038,934	3,846,066	3,959,002

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 181,263 shares issued and outstanding at October 28, 2017; 193,311 shares issued and outstanding at January 28, 2017; and 204,584 shares issued and outstanding at October 29, 2016	12,159	12,948	13,703
Additional paid-in-capital	7,722	233,129	468,627
Accumulated deficit	(1,742,749)	(1,930,279)	(2,125,597)
Accumulated other comprehensive loss	(9,970)	(14,224)	(16,256)
Total stockholders’ deficit	(1,732,838)	(1,698,426)	(1,659,523)
Total liabilities and stockholders’ deficit	$2,306,096	$2,147,640	$2,299,479

*Certain reclassifications of the amounts for fiscal 2016 have been made to conform to the presentation for fiscal 2017.

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
	October 28,	October 29,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$187,530	$182,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,232	86,679
Share-based compensation	18,232	11,884
Debt issuance costs amortization	3,823	5,308
Accretion of long-term debt, net	(379)	(217)
Deferred income taxes	529	10,106
Losses on early extinguishments of debt and refinancing costs	—	7,292
Losses on disposition of property and equipment	—	56
Excess tax benefits from share-based compensation	—	(7,485)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	(275,086)	(306,925)
Prepaid expenses and other	(8,818)	(7,554)
Accounts receivable	(7,721)	(4,764)
Other assets	(1,010)	(353)
Accounts payable	150,947	233,266
Accrued interest	(314)	6,716
Accrued liabilities and other	12,685	(18,613)
Income taxes	(61,628)	(63,001)
Other liabilities	1,405	1,280
Net cash provided by operating activities	106,427	136,516

Cash flows from investing activities:
Additions to property and equipment	(72,640)	(82,163)
Acquisition of Lamrite West, net of cash acquired	—	(151,100)
Purchase of long-term investment	—	(1,325)
Net cash used in investing activities	(72,640)	(234,588)

Cash flows from financing activities:
Common stock repurchased	(253,595)	(160,287)
Payments on term loan credit facility	(18,675)	(12,450)
Borrowings on asset-based revolving credit facility	357,200	42,000
Payments on asset-based revolving credit facility	(248,200)	(42,000)
Payment of debt issuance costs	—	(11,542)
Payment of dividends	(408)	(415)
Proceeds from stock options exercised	7,849	15,860
Excess tax benefits from share-based compensation	—	7,485
Net cash used in financing activities	(155,829)	(161,349)

Net change in cash and equivalents	(122,042)	(259,421)
Cash and equivalents at beginning of period	298,813	409,391
Cash and equivalents at end of period	$176,771	$149,970

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Michaels stores:
Open at beginning of period	1,230	1,209	1,223	1,196
New stores	8	14	16	30
Relocated stores opened	4	4	12	14
Closed stores	(1)	(2)	(2)	(5)
Relocated stores closed	(4)	(4)	(12)	(14)
Michaels stores open at end of period	1,237	1,221	1,237	1,221

Aaron Brothers stores:
Open at beginning of period	101	112	109	117
Closed stores	(3)	—	(11)	(5)
Aaron Brothers stores open at end of period	98	112	98	112

Pat Catan's stores:
Open at beginning of period	35	35	35	—
Acquired stores	—	—	—	32
New stores	1	—	1	3
Pat Catan's stores open at end of period	36	35	36	35

Total store count at end of period	1,371	1,368	1,371	1,368

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$1,028	$1,040	$1,028	$1,040
Comparable store sales	1.0%	(2.0)%	0.1%	(0.2)%
Comparable store sales, at constant currency	0.5%	(2.0)%	0.0%	0.1%

[1] The calculation of average inventory per Michaels store excludes Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
(in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$110,462	$160,940	$106,427	$136,516
Depreciation and amortization	(28,809)	(28,211)	(86,232)	(86,679)
Share-based compensation	(7,675)	(5,294)	(18,232)	(11,884)
Debt issuance costs amortization	(1,274)	(1,548)	(3,823)	(5,308)
Accretion of long-term debt, net	127	93	379	217
Deferred income taxes	(754)	(9,487)	(529)	(10,106)
Losses on early extinguishments of debt and refinancing costs	—	(6,887)	—	(7,292)
Losses on disposition of property and equipment	—	(21)	—	(56)
Excess tax benefits from share-based compensation	—	214	—	7,485
Changes in assets and liabilities	7,683	(33,340)	189,540	159,948
Net income	79,760	76,459	187,530	182,841
Interest expense	32,818	31,538	94,305	95,711
Income taxes	41,640	31,181	98,314	92,692
Depreciation and amortization	28,809	28,211	86,232	86,679
Interest income	(190)	(68)	(443)	(521)
EBITDA	182,837	167,321	465,938	457,402
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	6,887	—	7,292
Share-based compensation	7,675	5,294	18,232	11,884
Severance costs	285	2,181	862	3,101
Store pre-opening costs	952	1,704	2,592	4,238
Store remodel costs	424	905	1,401	895
Foreign currency transaction (gains) losses	(355)	146	1,092	694
Store closing costs	109	924	2,122	3,076
Lamrite integration costs	—	1,586	—	7,605
Other (a)	952	910	2,451	2,470
Adjusted EBITDA	$192,879	$187,858	$494,690	$498,657

(a) Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
(In thousands, except per share)	2017	2016	2017	2016
Operating income	$153,858	$146,324	$381,099	$378,724
Add: Non-recurring, inventory-related purchase
accounting adjustments (a)	—	691	—	2,906
Add: Non-recurring integration expenses (b)	—	1,586	—	7,605
Adjusted operating income	$153,858	$148,601	$381,099	$389,235

Net income	$79,760	$76,459	$187,530	$182,841
Add: Non-recurring, inventory-related purchase			—
accounting adjustments (a)	—	691		2,906
Add: Non-recurring integration expenses (b)	—	1,586	—	7,605
Add: Losses on early extinguishments of debt and
refinancing costs (c)		6,887		7,292
Less tax adjustment for above add-backs (d)	—	(3,533)	—	(6,889)
Adjusted net income	$79,760	$82,090	$187,530	$193,755

Earnings per common share, diluted	$0.44	$0.37	$1.00	$0.88
Adjusted earnings per common share, diluted	$0.44	$0.40	$1.00	$0.93

(a)	Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b)	Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c)	Eliminates the loss on early extinguishments of debt and refinancing costs.
(d)	Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of
Lamrite West and loss on early extinguishments of debt and refinancing costs.

CONTACT:
The Michaels Companies, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, CFA, 203-682-8200
Farah.Soi@icrinc.com
or
Caitlin Morahan, 203-682-8200
Caitlin.Morahan@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young, 203-682-8200
Michaels@icrinc.com